EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-182835) on Form S-8 of Circle Star Energy Corporation of our report dated August 13, 2012, relating to our audit of the financial statements, which appear in this Annual Report on Form 10-K of Circle Star Energy Corporation for the year ended April 30, 2012.

/s/ Hein & Associates LLP
Dallas, Texas
August 13, 2013